Exhibit 16.1

October 16, 2006

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

We have read Item 4.01 of Form 8-K dated October 16, 2006, of NetBank, Inc. and are in agreement with the statements contained in the first four paragraphs on page 1 therein.

We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP